Exhibit 99.1
For Immediate Release | Global Communications | MetLife, Inc.
MetLife Announces Full Year and 4Q 2025 Results
Full Year Results
•Net income was $3.2 billion, or $4.71 per share.
•Adjusted earnings per share, excluding total
notable items, up 10%1 to $8.89.
•Premiums, fees and other revenues (PFOs)
increased 10% to $57.6 billion.
•Adjusted PFOs, excluding pension risk transfers
(PRT), were up 5% to $49.8 billion.
•RIS record sales, including transactions of $14.2
billion in PRT and $11.1 billion of U.K. longevity
reinsurance.
•Beat free cash flow ratio and direct expense
ratio2 targets.
•ROE was 12.9%. Adjusted ROE, excluding total
notable items, was 16%, at midpoint of target
range.
•Book value per share (BVPS) up 14% to $39.02.
Adjusted BVPS increased 4% to $57.07.
•Returned nearly $4.4 billion to shareholders.
•Holding company cash and liquid assets totaled
$3.6 billion at year end, within target range.
Fourth Quarter Results
•Net income was $778 million, or $1.17 per share.
•Adjusted earnings increased 13% to $1.6 billion,
driven by variable investment income, strong
volume growth and improved expense margins.
•Adjusted earnings per share, excluding total
notable items, increased 24% to $2.58.
•PFOs increased 29% to $18.7 billion. Adjusted
PFOs, excluding PRT, up 8% to $12.8 billion.
•Net investment income up 10% to $5.9 billion.
•Variable investment income was $497 million,
primarily reflecting higher private equity returns.
Earnings
Per Share
4Q 2025
Net
Income            $1.17
Adjusted
Earnings          $2.49
Return
on Equity (ROE)
4Q 2025
ROE              12.0%
Adjusted
ROE              17.6%

Comment from Michel Khalaf, President
and Chief Executive Officer:
MetLife delivered record fourth quarter
results, underscoring the strength of our
diversified businesses and the disciplined
execution of our all-weather New Frontier
strategy.
For the full year, we achieved 10%
adjusted earnings per share growth, 16%
adjusted return on equity, and beat our
direct expense and free cash flow ratio
targets, while returning nearly $4.4 billion
to shareholders. We made significant
progress in advancing our New Frontier
priorities, completing key strategic
transactions and entering new
partnerships to extend our market
leadership, expand our global reach, and
enhance capital flexibility.
We are confident that the foundation built
in 2025 positions MetLife to accelerate
growth responsibly and deploy capital
prudently to deliver on our New Frontier
commitments.
1In this news release, all comparisons of results for the fourth quarter of 2025 are with the fourth quarter of 2024, unless otherwise noted. All comparisons of results for the full year of 2025 are with the full year of 2024, unless otherwise noted. 2 Direct expense ratio, excluding total notable items related to direct expenses and PRT.

Fourth Quarter and Full Year 2025 Summary

($ in millions, except per share data)	Three Months Ended December 31,			Year Ended December 31,
	2025	2024	Change	2025	2024	Change
Premiums, fees and other revenues	$18,696	$14,475	29%	$57,609	$52,520	10%
Net investment income	5,924	5,405	10%	22,559	21,273	6%
Net investment gains (losses)	(160)	(311)		(1,145)	(1,184)
Net derivative gains (losses)	(646)	(903)		(1,939)	(1,623)
Total revenues	$23,814	$18,666		$77,084	$70,986

Adjusted premiums, fees and other revenues	$18,614	$14,437	29%	$57,408	$52,379	10%
Adjusted premiums, fees and other revenues, excluding pension risk transfers (PRT)	$12,839	$11,844	8%	$49,839	$47,530	5%

Market risk benefit remeasurement gains (losses)	$267	$764		$508	$1,109

Net income (loss)	$778	$1,239	(37)%	$3,173	$4,226	(25)%
Net income (loss) per share	$1.17	$1.78	(34)%	$4.71	$5.94	(21)%

Adjusted earnings	$1,648	$1,459	13%	$5,943	$5,796	3%
Adjusted earnings per share	$2.49	$2.09	19%	$8.83	$8.15	8%
Adjusted earnings, excluding total notable items	$1,709	$1,449	18%	$5,986	$5,770	4%
Adjusted earnings, excluding total notable items per share	$2.58	$2.08	24%	$8.89	$8.11	10%

Book value per share	$39.02	$34.28	14%	$39.02	$34.28	14%
Adjusted book value per share	$57.07	$54.81	4%	$57.07	$54.81	4%

Expense ratio	15.4%	17.8%		18.5%	19.0%
Direct expense ratio, excluding total notable items related to direct expenses and PRT	11.6%	13.1%		11.7%	12.1%
Adjusted expense ratio, excluding total notable items related to adjusted other expenses and PRT	20.3%	21.9%		20.1%	20.9%

ROE	12.0%	19.6%		12.9%	16.9%
Adjusted ROE	17.6%	15.4%		15.9%	15.2%
Adjusted ROE, excluding total notable items	18.3%	15.3%		16.0%	15.2%
Information regarding the non-GAAP and other financial measures included in this news release and reconciliation of the non-GAAP financial measures to GAAP measures are in “Non-GAAP and Other Financial Disclosures” below and in the tables that accompany this news release.

Supplemental slides for the fourth quarter of 2025, titled “4Q25 Earnings Call Presentation,” are available on the MetLife Investor Relations website at https://investor.metlife.com and in the
Form 8-K furnished by MetLife to the U.S. Securities and Exchange Commission in connection with this earnings release. Supplemental information about MetLife's diversified global investment portfolio is contained in the "4Q25 - General Account Assets Under Management
Fact Sheet," available on the above-mentioned website. Additionally, further information is available under the heading "Consolidated Company Outlook" in Item 8.01 of the Form 8-K.
Total Company Discussion
MetLife reported fourth quarter 2025 premiums, fees and other revenues of $18.7 billion, up 29 percent compared with the prior-year quarter. Adjusted premiums, fees and other revenues, excluding pension risk transfers, were $12.8 billion, up 8 percent.
Net investment income was $5.9 billion, up 10 percent, primarily due to higher variable investment income and increases in the estimated fair value of certain securities that do not qualify as separate accounts under GAAP. Adjusted net investment income was $5.6 billion, up
5 percent, mainly driven by higher variable investment income.
Net investment losses were $160 million, or $126 million after tax, reflecting normal trading activity and a stable credit environment. Net derivative losses amounted to $646 million, or
$510 million after tax, due to higher long-term interest rates, stronger equity markets and strengthening of the U.S. dollar.
Net income decreased 37 percent to $778 million. Net derivative losses and net investment losses were the primary drivers, partially offset by market risk benefit remeasurement gains and higher adjusted earnings. On a per-share basis, net income decreased 34 percent to $1.17.
Adjusted earnings were $1.6 billion, up 13 percent on a reported basis and 12 percent on a constant currency basis. On a per-share basis, adjusted earnings were $2.49, up 19 percent.
MetLife's direct expense ratio, excluding total notable items related to direct expenses and PRT, was 11.6 percent in the fourth quarter and 11.7 percent for the full year, compared to 13.1 percent in the prior-year quarter and 12.1 percent for the full year 2024.

Adjusted Earnings by Segment Summary

	Three Months Ended December 31, 2025		Year Ended December 31, 2025
Segment	Change from prior-year period (on a reported basis)	Change from prior-year period (on a constant currency basis)	Change from prior year (on a reported basis)	Change from prior year (on a constant currency basis)
Group Benefits	12%		5%
Retirement and Income Solutions (RIS)	18%		—%
Asia	—%	1%	5%	6%
Latin America	(1)%	(9)%	(9)%	(6)%
Europe, the Middle East and Africa (EMEA)	64%	64%	30%	31%
MetLife Investment Management (MIM)	275%		264%
Business Discussions
GROUP BENEFITS

($ in millions)	Three Months Ended December 31, 2025	Three Months Ended December 31, 2024	Change
Adjusted earnings	$465	$416	12%
Notable item(s)	$0	$0
Adjusted earnings ex. notables	$465	$416	12%
Adjusted PFOs	$6,287	$6,184	2%
•Adjusted earnings were $465 million, up 12 percent, largely reflecting favorable life underwriting.
•Adjusted PFOs were $6.3 billion, up 2 percent. Overall growth was partially offset by the impact of favorable mortality on participating life contracts. PFOs from participating life contracts can fluctuate with claims experience.
•Sales were up 4 percent for the full year, primarily driven by regional business growth.
RIS

($ in millions)	Three Months Ended December 31, 2025	Three Months Ended December 31, 2024	Change
Adjusted earnings	$454	$386	18%
Notable item(s)	$0	$0
Adjusted earnings ex. notables	$454	$386	18%
Adjusted PFOs	$7,209	$3,620	99%
Adjusted PFOs, excluding PRT	$1,434	$1,027	40%
•Adjusted earnings were $454 million, up 18 percent, largely driven by favorable variable investment income.
•Adjusted PFOs were $7.2 billion, mainly reflecting record PRT sales.
•Adjusted PFOs, excluding PRT, were $1.4 billion, up 40 percent, mainly due to U.K.
longevity reinsurance.

•Total liability exposure grew 14 percent, including 13 percent in general account liabilities.
ASIA

($ in millions)	Three Months Ended December 31, 2025	Three Months Ended December 31, 2024	Change	Constant currency change
Adjusted earnings	$444	$443	—%	1%
Notable item(s)	$0	$0
Adjusted earnings ex. notables	$444	$443	—%	1%
Adjusted PFOs	$1,671	$1,635	2%	3%
Asia general account assets under management (at amortized cost)	$140,168	$129,959	8%	7%
•Adjusted earnings were $444 million, essentially flat on a reported basis and up 1 percent on a constant currency basis. Volume growth and favorable expenses were offset by less favorable underwriting.
•Adjusted PFOs were $1.7 billion, up 2 percent on a reported basis, and up 3 percent on a constant currency basis, reflecting strong growth across the region.
•Asia general account assets under management (at amortized cost) were
$140.2 billion, up 7 percent on a constant currency basis.
•Sales were $598 million, up 18 percent on a constant currency basis, primarily driven by
Japan and Korea.
LATIN AMERICA

($ in millions)	Three Months Ended December 31, 2025	Three Months Ended December 31, 2024	Change	Constant currency change
Adjusted earnings	$198	$201	(1)%	(9)%
Notable item(s)	$(29)	$0
Adjusted earnings ex. notables	$227	$201	13%	4%
Adjusted PFOs	$1,796	$1,438	25%	16%
•Adjusted earnings were $198 million, down 1 percent on a reported basis and down 9 percent on a constant currency basis, primarily reflecting a value-added tax adjustment in
Mexico.
•Excluding notable items, adjusted earnings were $227 million, up 13 percent on a reported basis and up 4 percent on a constant currency basis, primarily driven by strong volume growth across the region and favorable Chilean encaje returns.
•Adjusted PFOs were $1.8 billion, up 25 percent on a reported basis and up 16 percent on a constant currency basis, due to strong growth across the region.
•Sales were $451 million, up 26 percent on a constant currency basis, driven by growth across the region.

EMEA

($ in millions)	Three Months Ended December 31, 2025	Three Months Ended December 31, 2024	Change	Constant currency change
Adjusted earnings	$97	$59	64%	64%
Notable item(s)	$0	$0
Adjusted earnings ex. notables	$97	$59	64%	64%
Adjusted PFOs	$787	$652	21%	17%
•Adjusted earnings were $97 million, up 64 percent on a reported and constant currency basis, primarily driven by strong volume growth across the region and favorable underwriting.
•Adjusted PFOs were $787 million, up 21 percent on a reported basis and up 17 percent on a constant currency basis, reflecting strong sales across the region.
•Sales were $310 million, up 24 percent on a constant currency basis, reflecting strong growth across most markets.
METLIFE INVESTMENT MANAGEMENT

($ in millions)	Three Months Ended December 31, 2025	Three Months Ended December 31, 2024	Change
Adjusted earnings	$60	$16	275%
Notable item(s)	$0	$0
Adjusted earnings ex. notables	$60	$16	275%
Other revenues	$239	$181	32%
Total assets under management	$741,674	$585,729	27%
Institutional net flows	$5,612	$5,118	10%
•Adjusted earnings were $60 million compared with $16 million.
•Other revenues were $239 million, up 32 percent.
•Total assets under management were $741.7 billion, up 27 percent, primarily reflecting the acquisition of PineBridge Investments, which closed on December 30, 2025.
CORPORATE & OTHER

($ in millions)	Three Months Ended December 31, 2025	Three Months Ended December 31, 2024	Change
Adjusted earnings	$(70)	$(62)
Notable item(s)	$(32)	$10
Adjusted earnings ex. notables	$(38)	$(72)
•Adjusted loss of $70 million, compared to an adjusted loss of $62 million.
•Adjusted loss, excluding notable items, of $38 million, compared to an adjusted loss, excluding notable items, of $72 million.

INVESTMENTS

($ in millions)	Three Months Ended December 31, 2025	Three Months Ended December 31, 2024	Change
Adjusted net investment income	$5,577	$5,301	5%
•Adjusted net investment income was $5.6 billion, up 5 percent. Variable investment income increased 70 percent to $497 million, primarily driven by higher returns on private equity assets.
FOURTH QUARTER 2025 NOTABLE ITEMS

($ in millions)	Adjusted Earnings
	Three Months Ended December 31, 2025
Notable Items	Group Benefits	RIS	Asia	Latin America	EMEA	MIM	Corporate & Other	Total
Litigation reserves and settlement costs	$0	$0	$0	$0	$0	$0	$(32)	$(32)
Tax adjustments	$0	$0	$0	$(29)	$0	$0	$0	$(29)
Total notable items	$0	$0	$0	$(29)	$0	$0	$(32)	$(61)
Contacts:      For Media:  Jane Slusark (347) 989-5477, Jane.Slusark@metlife.com
For Investors:   John Hall (212) 578-7888, John.A.Hall@metlife.com
About MetLife
MetLife, Inc. (NYSE: MET), through its subsidiaries and affiliates (“MetLife”), is one of the world’s leading financial services companies, providing insurance, annuities, employee benefits and asset management to help individual and institutional customers build a more confident future. Founded in 1868, MetLife has operations in more than 40 markets globally and holds leading positions in the United States, Asia, Latin America, Europe and the Middle East. For
more information, visit www.metlife.com.
Conference Call
MetLife will hold its combined fourth quarter and full year 2025 earnings and outlook conference call on Thursday, February 5, 2026, from 9-10 a.m. (ET). The conference call will be available live via the internet. To listen to the conference call, click the following link to register (https://
events.q4inc.com/attendee/951205562).
The conference call will be available for replay via telephone and the internet beginning at 11:00
a.m. (ET) on Thursday, February 5, 2026, until Thursday, February 12, 2026, at 11:59 p.m. (ET).
To listen to a replay of the conference call via telephone, dial 800-770-2030 (U.S.) or
647-362-9199 (outside the U.S.). The Conference ID for the replay is 11336 followed by the #
key. To access the replay of the conference call via the internet, visit the MetLife Investor
Relations webpage (https://investor.metlife.com).
###

Non-GAAP and Other Financial Disclosures

Any references in this news release (except in this section and the tables that accompany this release) to:		Should be read as, respectively:

(i)	net income (loss)	(i)	net income (loss) available to MetLife, Inc.’s common shareholders
(ii)	net income (loss) per share	(ii)	net income (loss) available to MetLife, Inc.’s common shareholders per diluted common share
(iii)	adjusted earnings	(iii)	adjusted earnings available to common shareholders
(iv)	adjusted earnings per share	(iv)	adjusted earnings available to common shareholders per diluted common share
(v)	book value per share	(v)	book value per common share
(vi)	adjusted book value per share	(vi)	adjusted book value per common share
(vii)	return on equity	(vii)	return on MetLife, Inc.’s common stockholders’ equity
(viii)	adjusted return on equity	(viii)	adjusted return on MetLife, Inc.’s common stockholders’ equity
In this news release, MetLife presents certain measures of its performance on a consolidated and segment basis that are not calculated in accordance with accounting principles generally accepted in the
United States of America (GAAP). MetLife believes that these non-GAAP financial measures enhance our investors’ understanding of MetLife’s performance by highlighting the results of operations and the underlying profitability drivers of the business. Segment-specific financial measures are calculated using only the portion of consolidated results attributable to that specific segment.
The following non-GAAP financial measures should not be viewed as substitutes for the most directly comparable financial measures calculated in accordance with GAAP:

Non-GAAP financial measures:		Comparable GAAP financial measures:

(i)	total adjusted revenues	(i)	total revenues
(ii)	total adjusted expenses	(ii)	total expenses
(iii)	adjusted premiums, fees and other revenues	(iii)	premiums, fees and other revenues
(iv)	adjusted premiums, fees and other revenues, excluding PRT	(iv)	premiums, fees and other revenues
(v)	adjusted net investment income	(v)	net investment income
(vi)	adjusted earnings available to common shareholders	(vi)	net income (loss) available to MetLife, Inc.’s common shareholders
(vii)	adjusted earnings available to common shareholders, excluding total notable items	(vii)	net income (loss) available to MetLife, Inc.’s common shareholders
(viii)	adjusted earnings available to common shareholders per diluted common share	(viii)	net income (loss) available to MetLife, Inc.’s common shareholders per diluted common share
(ix)	adjusted earnings available to common shareholders, excluding total notable items, per diluted common share	(ix)	net income (loss) available to MetLife, Inc.’s common shareholders per diluted common share
(x)	adjusted return on equity	(x)	return on equity

(xi)	adjusted return on equity, excluding total notable items	(xi)	return on equity
(xii)	investment portfolio gains (losses)	(xii)	net investment gains (losses)
(xiii)	derivative gains (losses)	(xiii)	net derivative gains (losses)
(xiv)	adjusted capitalization of deferred policy acquisition costs (DAC)	(xiv)	capitalization of DAC
(xv)	total MetLife, Inc.’s adjusted common stockholders’ equity	(xv)	total MetLife, Inc.’s stockholders’ equity
(xvi)	total MetLife, Inc.’s adjusted common stockholders’ equity, excluding total notable items	(xvi)	total MetLife, Inc.’s stockholders’ equity
(xvii)	adjusted book value per common share	(xvii)	book value per common share
(xviii)	adjusted other expenses	(xviii)	other expenses
(xix)	adjusted other expenses, net of adjusted capitalization of DAC	(xix)	other expenses, net of capitalization of DAC
(xx)	adjusted other expenses, net of adjusted capitalization of DAC, excluding total notable items related to adjusted other expenses	(xx)	other expenses, net of capitalization of DAC
(xxi)	adjusted expense ratio	(xxi)	expense ratio
(xxii)	adjusted expense ratio, excluding total notable items related to adjusted other expenses and PRT	(xxii)	expense ratio
(xxiii)	direct expenses	(xxiii)	other expenses
(xxiv)	direct expenses, excluding total notable items related to direct expenses	(xxiv)	other expenses
(xxv)	direct expense ratio	(xxv)	expense ratio
(xxvi)	direct expense ratio, excluding total notable items related to direct expenses and PRT	(xxvi)	expense ratio
(xxvii)	future policy benefits at original discount rate	(xxvii)	future policy benefits at balance sheet discount rate
(xxviii)	free cash flow of all holding companies	(xxviii)	MetLife, Inc. (parent company only) net cash provided by (used in) operating activities
Reconciliations of these non-GAAP measures to the most directly comparable GAAP measures are not accessible on a forward-looking basis because we believe it is not possible without unreasonable effort to provide other than a range of net investment gains and losses and net derivative gains and losses, which can fluctuate significantly within or outside the range and from period to period and may have a material impact on net income.
Any of these financial measures shown on a constant currency basis reflect the impact of changes in foreign currency exchange rates and are calculated using the average foreign currency exchange rates for the current period and applied to the comparable prior period (“constant currency basis”).
Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in this earnings news release and in this period’s quarterly financial supplement, which is available at MetLife’s Investor Relations webpage (https://investor.metlife.com).
MetLife’s definitions of non-GAAP and other financial measures discussed in this news release may differ from those used by other companies:
Adjusted earnings and related measures
•adjusted earnings;

•adjusted earnings available to common shareholders;
•adjusted earnings available to common shareholders, on a constant currency basis;
•adjusted earnings available to common shareholders, excluding total notable items;
•adjusted earnings available to common shareholders, excluding total notable items, on a constant currency basis;
•adjusted earnings available to common shareholders per diluted common share;
•adjusted earnings available to common shareholders, on a constant currency basis per diluted common share;
•adjusted earnings available to common shareholders, excluding total notable items per diluted common share; and
•adjusted earnings available to common shareholders, excluding total notable items, on a constant currency basis per diluted common share.
Adjusted earnings is used by MetLife’s chief operating decision maker, its chief executive officer, to evaluate performance and allocate resources. Consistent with GAAP guidance for segment reporting, adjusted earnings is MetLife’s GAAP measure of segment performance. Adjusted earnings and related measures based on adjusted earnings are also the measures by which senior management’s and many other employees’ performance is evaluated for the purposes of determining their compensation under applicable compensation plans. Adjusted earnings and related measures based on adjusted earnings allow analysis of MetLife’s performance relative to its business plan and facilitate comparisons to industry results.
Adjusted earnings is defined as adjusted revenues less adjusted expenses, net of income tax. Adjusted earnings available to common shareholders is defined as adjusted earnings less preferred stock dividends.
Adjusted earnings, along with the related adjusted revenues, adjusted expenses and adjusted premiums, fees and other revenues, focus on our primary businesses principally by excluding the impact of (i) market volatility which could distort trends, (ii) asymmetrical and non-economic accounting, (iii) revenues and costs related to divested businesses, and (iv) other adjustments. Also, adjusted earnings and related measures exclude results of discontinued operations under GAAP.
Market volatility can have a significant impact on MetLife’s financial results. Adjusted earnings excludes net investment gains (losses), net derivative gains (losses), market risk benefit remeasurement gains
(losses) and goodwill impairments. Further, net investment income is adjusted to exclude similar items relating to joint ventures accounted for under the equity method (“Joint venture adjustments”), and policyholder benefits and claims exclude (i) changes in the discount rate on certain annuitization guarantees accounted for as additional liabilities and (ii) market value adjustments.
Asymmetrical and non-economic accounting adjustments are made in calculating adjusted earnings:
•Universal life and investment-type product policy fees exclude asymmetrical accounting associated with in-force reinsurance.
•Net investment income includes earned income on derivatives and amortization of premium on derivatives that are hedges of investments or that are used to replicate certain investments, but do not qualify for hedge accounting treatment (“Investment hedge adjustments”).
•Other revenues include settlements of foreign currency earnings hedges and exclude asymmetrical accounting associated with in-force reinsurance.
•Policyholder benefits and claims excludes (i) inflation-indexed benefit adjustments associated with contracts backed by inflation-indexed investments, (ii) asymmetrical accounting associated with in-
force reinsurance, and (iii) non-economic losses incurred at contract inception for certain single premium annuity business. These losses are amortized into adjusted earnings within policyholder benefits and claims over the estimated lives of the contracts.
•Policyholder liability remeasurement gains (losses) excludes asymmetrical accounting associated with in-force reinsurance.

•Interest credited to policyholder account balances excludes amounts associated with periodic crediting rate adjustments based on the total return of a contractually referenced pool of assets and other pass-through adjustments and asymmetrical accounting associated with in-force reinsurance.
“Divested businesses” are those that have been or will be sold or exited by MetLife but do not meet the discontinued operations criteria under GAAP. Divested businesses also include the net impact of transactions with exited businesses that have been eliminated in consolidation under GAAP and costs relating to businesses that have been or will be sold or exited by MetLife that do not meet the criteria to be included in results of discontinued operations under GAAP.
Other adjustments are made in calculating adjusted earnings:
•Beginning in the fourth quarter of 2025, net investment income excludes depreciation of wholly-
owned real estate and real estate joint ventures.
•Net investment income and interest credited to policyholder account balances exclude certain amounts related to contractholder-directed equity securities (“Unit-linked contract income” and
“Unit-linked contract costs”).
•Net investment income and other expenses exclude Reinsurance activity (as defined below).
•Net investment income and interest expense on debt exclude amounts related to collateralized financing entities that are consolidated variable interest entities.
•Other revenues include fee revenue on synthetic guaranteed interest contracts (“GICs”) accounted for as freestanding derivatives.
•Other expenses exclude (i) amortization and impairment of asset management intangible assets,
(ii) implementation of new insurance regulatory requirements and other costs, and (iii) acquisition, integration and other related costs. Other expenses include (i) deductions for net income attributable to noncontrolling interests and redeemable noncontrolling interests, and (ii) benefits accrued on synthetic GICs accounted for as freestanding derivatives.
•“Reinsurance activity” relates to amounts subject to ceded reinsurance arrangements with third parties and joint ventures, including (i) the related investment returns and expenses which are passed through to the reinsurers and (ii) the corresponding invested assets and cash and cash equivalents.
Adjusted earnings also excludes the recognition of certain contingent assets and liabilities that could not be recognized at acquisition or adjusted for during the measurement period under GAAP business combination accounting guidance.
The tax impact of the adjustments mentioned above are calculated net of the U.S. or foreign statutory tax rate, which could differ from MetLife’s effective tax rate. Additionally, the provision for income tax
(expense) benefit also includes the impact related to the timing of certain tax credits, as well as certain tax reforms.
In addition, adjusted earnings available to common shareholders excludes the impact of preferred stock redemption premium, which is reported as a reduction to net income (loss) available to MetLife, Inc.’s common shareholders.
Investment portfolio gains (losses) and derivative gains (losses)
These are measures of investment and hedging activity. Investment portfolio gains (losses) principally excludes amounts that are reported within net investment gains (losses) but do not relate to the performance of the investment portfolio, such as gains (losses) on sales and divestitures of businesses, as well as investment portfolio gains (losses) of divested businesses. Derivative gains (losses) principally excludes earned income on derivatives and amortization of premium on derivatives, where such derivatives are either hedges of investments or are used to replicate certain investments, and where such derivatives do not qualify for hedge accounting. This earned income and amortization of premium is reported within adjusted earnings and not within derivative gains (losses).

Return on equity and related measures
•Total MetLife, Inc.’s adjusted common stockholders’ equity: total MetLife, Inc.’s common stockholders’ equity, excluding unrealized investment gains (losses), net of related offsets, deferred gains (losses) on derivatives, future policy benefits discount rate remeasurement gains (losses), market risk benefits instrument-specific credit risk remeasurement gains (losses) and defined benefit plans adjustment components of accumulated other comprehensive income (loss) (“AOCI”) and the estimated fair value of certain ceded reinsurance-related embedded derivatives, all net of income tax.
•Total MetLife, Inc.’s adjusted common stockholders’ equity, excluding total notable items: total
MetLife, Inc.’s common stockholders’ equity, excluding unrealized investment gains (losses), net of related offsets, deferred gains (losses) on derivatives, future policy benefits discount rate remeasurement gains (losses), market risk benefits instrument-specific credit risk remeasurement gains (losses) and defined benefit plans adjustment components of AOCI, the estimated fair value of certain ceded reinsurance-related embedded derivatives and total notable items, all net of income tax.
•Return on MetLife, Inc.’s common stockholders’ equity: net income (loss) available to MetLife, Inc.’s common shareholders divided by MetLife, Inc.’s average common stockholders’ equity.
•Adjusted return on MetLife, Inc.’s common stockholders’ equity: adjusted earnings available to common shareholders divided by MetLife, Inc.’s average adjusted common stockholders’ equity.
•Adjusted return on MetLife, Inc.’s common stockholders’ equity, excluding total notable items:
adjusted earnings available to common shareholders, excluding total notable items, divided by
MetLife, Inc.’s average adjusted common stockholders’ equity, excluding total notable items.
The above measures represent a level of equity that excludes most components of AOCI, such as unrealized investment gains (losses), net of related offsets, and future policy benefits discount rate remeasurement gains (losses), as well as the impact of certain ceded reinsurance-related embedded derivatives, as these amounts are primarily driven by market volatility.
Expense ratio, direct expense ratio, adjusted expense ratio and related measures
•Expense ratio: other expenses, net of capitalization of DAC, divided by premiums, fees and other revenues.
•Direct expense ratio: direct expenses divided by adjusted premiums, fees and other revenues. Direct expenses are comprised of employee-related costs, third-party staffing costs, and general and administrative expenses.
•Direct expense ratio, excluding total notable items related to direct expenses and PRT: direct expenses, excluding total notable items related to direct expenses, divided by adjusted premiums, fees and other revenues, excluding PRT.
•Adjusted expense ratio: adjusted other expenses, net of adjusted capitalization of DAC, divided by adjusted premiums, fees and other revenues.
•Adjusted expense ratio, excluding total notable items related to adjusted other expenses and PRT:
adjusted other expenses, net of adjusted capitalization of DAC, excluding total notable items related to adjusted other expenses, divided by adjusted premiums, fees and other revenues, excluding PRT.
Assets Under Management (“AUM”):
•Total Assets Under Management (“Total AUM”) is comprised of MIM GA AUM plus Institutional Client
AUM (each, as defined below).
•MIM General Account AUM (“MIM GA AUM”) is used by MetLife to describe the portion of GA AUM
(as defined below) that MetLife Investment Management, LLC and certain of its affiliates (“MIM”)
manages or advises.

•General Account AUM (“GA AUM”) is used by MetLife to describe assets in its general account
(“GA”) investment portfolio. GA AUM is stated at estimated fair value and is comprised of GA total investments, the portion of the GA investment portfolio classified within assets held-for-sale, cash and cash equivalents, and accrued investment income on such assets, and excludes policy loans, certain contractholder-directed equity securities, fair value option securities, mortgage loans originated for third parties, assets subject to ceded reinsurance arrangements with third parties and joint ventures, and certain other invested assets. Mortgage loans and real estate and real estate joint ventures included in GA AUM (at net asset value, net of deduction for encumbering debt) have been adjusted from carrying value to estimated fair value. Classification of GA AUM by sector is based on the nature and characteristics of the underlying investments which can vary from how they are classified under GAAP. Accordingly, the underlying investments within certain real estate and real estate joint ventures that are primarily commercial mortgage loans (at net asset value, net of deduction for encumbering debt) have been reclassified to exclude them from real estate and real estate joint ventures and include them as commercial mortgage loans.
•Institutional Client AUM is comprised of SA AUM plus Reinsurance AUM plus TP AUM (each, as defined below). MIM manages or advises Institutional Client AUM in accordance with client guidelines contained in each investment advisory agreement.
◦Separate Account AUM (“SA AUM”) is comprised of separate account investment portfolios, which are managed or advised by MIM and included in MetLife, Inc.’s consolidated financial statements at estimated fair value, as well as accrued investment income on such assets.
◦Reinsurance AUM is comprised of GA assets subject to ceded reinsurance arrangements with third parties and joint ventures, which are managed or advised by MIM and are generally included in MetLife, Inc.’s consolidated financial statements at estimated fair value, as well as accrued investment income on such assets.
◦Third-Party AUM (“TP AUM”) is comprised of non-proprietary assets managed or advised by MIM on behalf of unaffiliated/third-party clients, which are stated at estimated fair value, as well as accrued investment income on such assets. Such non-proprietary assets are owned by unaffiliated/third-party clients and, accordingly, are generally not included in MetLife, Inc.’s consolidated financial statements.
•Asia General Account AUM (“Asia GA AUM”) is used by MetLife to describe assets in its Asia GA investment portfolio. Asia GA AUM is stated at estimated fair value and is comprised of Asia GA total investments, the portion of the Asia GA investment portfolio classified within assets held-for-sale, cash and cash equivalents, and accrued investment income on such assets, and excludes policy loans, certain contractholder-directed equity securities, fair value option securities, mortgage loans originated for third parties, assets subject to ceded reinsurance arrangements with third parties and joint ventures, and certain other invested assets. Mortgage loans and real estate and real estate joint ventures included in Asia GA AUM (at net asset value, net of deduction for encumbering debt) have been adjusted from carrying value to estimated fair value. At the segment level, intersegment balances (intercompany activity, primarily related to investments in subsidiaries, that eliminate at the
MetLife consolidated level) are excluded from Asia GA AUM.
Asia GA AUM (at amortized cost) excludes the following adjustments: (i) unrealized gain (loss) on investments carried at estimated fair value and (ii) adjustments from carrying value to estimated fair value on mortgage loans and real estate and real estate joint ventures. Asia GA AUM (at amortized cost) is presented net of related allowance for credit loss.
Other items
The following additional information is relevant to an understanding of MetLife’s performance:
•Statistical sales information:
•Group Benefits: calculated using 10% of single premium deposits and 100% of annualized full-
year premiums and fees from recurring premium policy sales of all products.

•RIS: calculated using 10% of single premium contracts, on and off-balance sheet deposits, and the contract value for new U.K. longevity reinsurance contracts, and 100% of annualized full-year premiums and fees only from recurring premium policy sales of specialized benefit resources and corporate-owned life insurance.
•Asia, Latin America and EMEA: calculated using 10% of single premium deposits (mainly from retirement products such as variable annuity, fixed annuity and pensions), 20% of single premium deposits from credit insurance and 100% of annualized full-year premiums and fees from recurring-premium policy sales of all products (mainly from risk and protection products such as individual life, accident & health and group).
Sales statistics do not correspond to revenues under GAAP, but are used as relevant measures of business activity.
•Volume growth, where cited, represents the change in certain measures of our segment results, including adjusted earnings, attributable to business growth, applying a model in which certain margins and factors are held constant, the most significant of which are underwriting margins, investment margins, changes in equity market performance, expense margins and the impact of changes in foreign currency exchange rates.
•PRT includes U.K. funded reinsurance.
•Institutional net flows reflect Institutional Client AUM total fund additions less withdrawals.
•“Third-party mortgage loan activity” relates to amounts associated with mortgage loans originated and acquired for third parties, including (i) the related investment returns and expenses which are passed through to the third-party lenders and (ii) the corresponding mortgage loan assets.
•We refer to observable forward yield curves as of a particular date in connection with making our estimates for future results. The observable forward yield curves at a given time are based on implied future interest rates along a range of interest rate durations. This includes the 10-year U.S.
Treasury rate which we use as a benchmark rate to describe longer-term interest rates used in our estimates for future results.
•Notable items reflect the unexpected impact of events that affect MetLife’s results, but that were unknown and that MetLife could not anticipate when it devised its business plan. Notable items also include certain items regardless of the extent anticipated in the business plan, to help investors have a better understanding of MetLife’s results and to evaluate and forecast those results. Notable items represent a positive (negative) impact to adjusted earnings available to common shareholders.
•Holding company cash and liquid assets are held by MetLife, Inc. collectively with other MetLife holding companies and include cash and cash equivalents, short-term investments and publicly traded securities excluding assets that are pledged or otherwise committed. Assets pledged or otherwise committed include amounts received in connection with securities lending, repurchase agreements, derivatives, regulatory deposits, the collateral financing arrangement, funding agreements and secured borrowings, as well as amounts held in the closed block.
•MetLife uses a measure of free cash flow to facilitate an understanding of its ability to generate cash for reinvestment into its businesses or use in non-mandatory capital actions. MetLife defines free cash flow as the sum of cash available at MetLife’s holding companies from dividends from operating subsidiaries, expenses and other net flows of the holding companies (including capital contributions to subsidiaries), and net contributions from debt to be at or below target leverage ratios. This measure of free cash flow is prior to capital actions, such as common stock dividends and repurchases, debt reduction and mergers and acquisitions. Free cash flow should not be viewed as a substitute for net cash provided by (used in) operating activities calculated in accordance with
GAAP. The free cash flow ratio is typically expressed as a percentage of annual adjusted earnings available to common shareholders.

Forward-Looking Statements
This news release may contain or incorporate by reference information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.
Forward-looking statements give expectations or forecasts of future events and do not relate strictly to historical or current facts. They use words and terms such as “anticipate,” “are confident,” “assume,”
“believe,” “continue,” “could,” “estimate,” “expect,” “if,” “intend,” “likely,” “may,” “plan,” “potential,” “project,”
“should,” “target,” “will,” “would,” and other words and terms of similar meaning or that are otherwise tied to future periods or future performance, in each case in all derivative forms. They include statements relating to strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. By their nature, forward-looking statements: speak only as of the date they are made; are not statements of historical fact or guarantees of future performance; and are subject to risks, uncertainties, assumptions or changes in circumstances that are difficult to predict or quantify. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them.
However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.
Many factors determine the results of MetLife, Inc., its subsidiaries and affiliates, and they involve unpredictable risks and uncertainties. Our forward-looking statements depend on our assumptions, our expectations, and our understanding of the economic environment, but they may be inaccurate and may change. MetLife, Inc. does not guarantee any future performance. Our results could differ materially from those MetLife, Inc. expresses or implies in forward-looking statements. The risks, uncertainties and other factors identified in MetLife, Inc.’s filings with the U.S. Securities and Exchange Commission, and others, may cause such differences. These factors include:
(1)economic condition difficulties, including risks relating to interest rates, the effects of announced or future tariff increases on the global economy, credit spreads, declining equity or debt markets, changes in the value of assets under management, real estate, obligors and counterparties, government default or shutdown, currency exchange rates, derivatives, climate change, public health, terrorism and security;
(2)global capital and credit market adversity;
(3)credit facility inaccessibility;
(4)financial strength or credit ratings downgrades;
(5)unavailability, unaffordability, or inadequate reinsurance, including reinsurance risks that arise from reinsurers’ credit risk, and the potential shortfall or failure of risk mitigants to protect against such risks;
(6)statutory life insurance reserve financing costs or limited market capacity;
(7)legal, regulatory, and supervisory and enforcement policy changes;
(8)changes in tax rates, tax laws or interpretations;
(9)litigation and regulatory investigations;
(10)unsuccessful efforts to meet all sustainability standards or to enhance our sustainability;
(11)MetLife, Inc.’s inability to pay dividends and repurchase common stock;
(12)MetLife, Inc.’s subsidiaries’ inability to pay dividends to MetLife, Inc.;
(13)investment defaults, downgrades, or volatility;
(14)investment sales or lending difficulties;
(15)collateral or derivative-related payments;
(16)investment valuations, allowances, or impairments changes;
(17)claims or other results that differ from our estimates, assumptions, or models;
(18)global political, legal, or operational risks;
(19)business competition;
(20)technological changes;
(21)catastrophes;
(22)climate changes or responses to it;
(23)deficiencies in our closed block;

(24)goodwill or other asset impairment, or deferred income tax asset allowance;
(25)impairment of VOBA, value of distribution agreements acquired or value of customer relationships acquired;
(26)product guarantee volatility, costs, and counterparty risks;
(27)risk management failures;
(28)insufficient protection from operational risks;
(29)failure to protect confidentiality, integrity or availability of systems or data or other cybersecurity or disaster recovery failures;
(30)accounting standards changes;
(31)excessive risk-taking;
(32)marketing and distribution difficulties;
(33)pension and other postretirement benefit assumption changes;
(34)inability to protect our intellectual property or avoid infringement claims;
(35)acquisition, integration, growth, disposition, or reorganization difficulties;
(36)Brighthouse Financial, Inc. separation risks;
(37)MetLife, Inc.’s Board of Directors influence over the outcome of stockholder votes through the voting provisions of the MetLife Policyholder Trust; and
(38)legal- and corporate governance-related effects on business combinations.
MetLife, Inc. does not undertake any obligation to publicly correct or update any forward-looking statement if MetLife, Inc. later becomes aware that such statement is not likely to be achieved. Please consult any further disclosures MetLife, Inc. makes on related subjects in subsequent reports to the U.S.
Securities and Exchange Commission.

MetLife, Inc.
GAAP Consolidated Statements of Operations
(In millions)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Revenues
Premiums	$16,691	$12,617	$49,779	$44,945
Universal life and investment-type product policy fees	1,268	1,217	5,003	4,974
Net investment income	5,924	5,405	22,559	21,273
Other revenues	737	641	2,827	2,601
Net investment gains (losses)	(160)	(311)	(1,145)	(1,184)
Net derivative gains (losses)	(646)	(903)	(1,939)	(1,623)
Total revenues	23,814	18,666	77,084	70,986

Expenses
Policyholder benefits and claims	16,776	12,572	49,718	44,728
Policyholder liability remeasurement (gains) losses	35	(42)	(150)	(206)
Market risk benefit remeasurement (gains) losses	(267)	(764)	(508)	(1,109)
Interest credited to policyholder account balances	2,342	2,012	8,950	8,339
Policyholder dividends	129	150	553	595
Amortization of DAC, VOBA and negative VOBA	545	517	2,114	2,021
Interest expense on debt	263	259	1,061	1,037
Other expenses, net of capitalization of DAC	2,874	2,581	10,685	9,959
Total expenses	22,697	17,285	72,423	65,364

Income (loss) before provision for income tax	1,117	1,381	4,661	5,622
Provision for income tax expense (benefit)	301	106	1,258	1,178
Net income (loss)	816	1,275	3,403	4,444
Less: Net income (loss) attributable to noncontrolling interests and redeemable noncontrolling interests	7	4	24	18
Net income (loss) attributable to MetLife, Inc.	809	1,271	3,379	4,426
Less: Preferred stock dividends	31	32	194	200
Preferred stock redemption premium	—	—	12	—
Net income (loss) available to MetLife, Inc.'s common shareholders	$778	$1,239	$3,173	$4,226

See footnotes on last page.

MetLife, Inc.
(In millions, except per share data)

	For the Three Months Ended				For the Year Ended
	December 31,				December 31,
	2025		2024		2025		2024
Reconciliation to Adjusted Earnings Available to Common Shareholders		Earnings Per Weighted Average Common Share Diluted (1)		Earnings Per Weighted Average Common Share Diluted (1)		Earnings Per Weighted Average Common Share Diluted (1)		Earnings Per Weighted Average Common Share Diluted (1)
Net income (loss) available to MetLife, Inc.'s common shareholders	$778	$1.17	$1,239	$1.78	$3,173	$4.71	$4,226	$5.94

Adjustments from net income (loss) available to common shareholders to adjusted earnings available to common shareholders:
Less: Net investment gains (losses)	(160)	(0.24)	(311)	(0.45)	(1,145)	(1.70)	(1,184)	(1.67)
Net derivative gains (losses)	(646)	(0.98)	(903)	(1.29)	(1,939)	(2.88)	(1,623)	(2.28)
Market risk benefit remeasurement gains (losses)	267	0.40	764	1.09	508	0.75	1,109	1.56
Goodwill impairment	—	—	—	—	—	—	—	—
Other adjustments to net income (loss)	(514)	(0.78)	(118)	(0.15)	(789)	(1.17)	(541)	(0.76)
Provision for income tax (expense) benefit	190	0.29	352	0.50	631	0.94	687	0.97
Add: Net income (loss) attributable to noncontrolling interests and redeemable noncontrolling interests	7	0.01	4	0.01	24	0.04	18	0.03
Preferred stock redemption premium	—	—	—	—	12	0.02	—	—
Adjusted earnings available to common shareholders	1,648	2.49	1,459	2.09	5,943	8.83	5,796	8.15
Less: Total notable items	(61)	(0.09)	10	0.01	(43)	(0.06)	26	0.04
Adjusted earnings available to common shareholders, excluding total notable items	$1,709	$2.58	$1,449	$2.08	$5,986	$8.89	$5,770	$8.11

Adjusted earnings available to common shareholders on a constant currency basis	$1,648	$2.49	$1,473	$2.11	$5,943	$8.83	$5,742	$8.07
Adjusted earnings available to common shareholders, excluding total notable items, on a constant currency basis	$1,709	$2.58	$1,463	$2.10	$5,986	$8.89	$5,716	$8.04

Weighted average common shares outstanding - diluted		662.2		697.9		673.3		711.1

See footnotes on last page.

MetLife, Inc.
(In millions)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Premiums, Fees and Other Revenues
Premiums, fees and other revenues	$18,696	$14,475	$57,609	$52,520
Less: Adjustments to premiums, fees and other revenues:
Asymmetrical and non-economic accounting	100	34	256	158
Other	(17)	(11)	(63)	(48)
Divested businesses	(1)	15	8	31
Adjusted premiums, fees and other revenues	$18,614	$14,437	$57,408	$52,379

Adjusted premiums, fees and other revenues, on a constant currency basis	$18,614	$14,545	$57,408	$52,178
Less: PRT	5,775	2,593	7,569	4,849
Adjusted premiums, fees and other revenues, excluding PRT, on a constant currency basis	$12,839	$11,952	$49,839	$47,329

Net Investment Income
Net investment income	$5,924	$5,405	$22,559	$21,273
Less: Adjustments to net investment income:
Investment hedge adjustments	(105)	(127)	(410)	(604)
Depreciation of wholly-owned real estate and real estate joint ventures	(72)		(72)
Joint venture adjustments	(64)	16	(98)	82
Unit-linked contract income	366	183	1,217	1,091
Reinsurance activity	222	31	489	31
Divested businesses	—	1	1	1
Adjusted net investment income	$5,577	$5,301	$21,432	$20,672

Revenues and Expenses
Total revenues	$23,814	$18,666	$77,084	$70,986
Less: Adjustments to total revenues:
Net investment gains (losses)	(160)	(311)	(1,145)	(1,184)
Net derivative gains (losses)	(646)	(903)	(1,939)	(1,623)
Investment hedge adjustments	(105)	(127)	(410)	(604)
Depreciation of wholly-owned real estate and real estate joint ventures	(72)		(72)
Asymmetrical and non-economic accounting, excluding Investment hedge adjustments	100	34	256	158
Unit-linked contract costs	366	183	1,217	1,091
Reinsurance activity	222	31	489	31
Other	(81)	5	(161)	34
Divested businesses	(1)	16	9	32
Total adjusted revenues	$24,191	$19,738	$78,840	$73,051

Total expenses	$22,697	$17,285	$72,423	$65,364
Less: Adjustments to total expenses:
Market risk benefit remeasurement (gains) losses	(267)	(764)	(508)	(1,109)
Goodwill impairment	—	—	—	—
Asymmetrical and non-economic accounting	458	46	646	322
Market volatility	(76)	(49)	(209)	(256)
Unit-linked contract costs	366	185	1,196	1,081
Reinsurance activity	166	30	388	30
Other	15	25	57	49
Divested businesses	14	23	39	57
Total adjusted expenses	$22,021	$17,789	$70,814	$65,190

See footnotes on last page.

MetLife, Inc.
(In millions, except per share and ratio data)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Expense Detail and Ratios

Reconciliation of Capitalization of DAC to Adjusted Capitalization of DAC
Capitalization of DAC	$(882)	$(719)	$(3,219)	$(2,833)
Less: Divested businesses	—	—	—	—
Adjusted capitalization of DAC	$(882)	$(719)	$(3,219)	$(2,833)

Reconciliation of Other Expenses to Adjusted Other Expenses
Other expenses	$3,756	$3,300	$13,904	$12,792
Less: Reinsurance activity	166	30	388	30
Less: Other adjustments, excluding reinsurance activity	15	25	57	49
Less: Divested businesses	12	13	36	38
Adjusted other expenses	$3,563	$3,232	$13,423	$12,675

Other Detail and Ratios
Other expenses, net of capitalization of DAC	$2,874	$2,581	$10,685	$9,959

Premiums, fees and other revenues	$18,696	$14,475	$57,609	$52,520

Expense ratio	15.4%	17.8%	18.5%	19.0%

Direct expenses	$1,528	$1,396	$5,875	$5,611
Less: Total notable items related to direct expenses	40	(152)	40	(152)
Direct expenses, excluding total notable items related to direct expenses	$1,488	$1,548	$5,835	$5,763

Adjusted other expenses	$3,563	$3,232	$13,423	$12,675
Adjusted capitalization of DAC	(882)	(719)	(3,219)	(2,833)
Adjusted other expenses, net of adjusted capitalization of DAC	2,681	2,513	10,204	9,842
Less: Total notable items related to adjusted other expenses	81	(85)	183	(85)
Adjusted other expenses, net of adjusted capitalization of DAC, excluding total notable items related to adjusted other expenses	$2,600	$2,598	$10,021	$9,927

Adjusted premiums, fees and other revenues	$18,614	$14,437	$57,408	$52,379
Less: PRT	5,775	2,593	7,569	4,849
Adjusted premiums, fees and other revenues, excluding PRT	$12,839	$11,844	$49,839	$47,530

Direct expense ratio	8.2%	9.7%	10.2%	10.7%
Direct expense ratio, excluding total notable items related to direct expenses and PRT	11.6%	13.1%	11.7%	12.1%
Adjusted expense ratio	14.4%	17.4%	17.8%	18.8%
Adjusted expense ratio, excluding total notable items related to adjusted other expenses and PRT	20.3%	21.9%	20.1%	20.9%

See footnotes on last page.

MetLife, Inc.
(In millions, except per share data)

	December 31,
Equity Details	2025	2024
Total MetLife, Inc.'s stockholders' equity	$28,398	$27,445
Less: Preferred stock	2,830	3,818
MetLife, Inc.'s common stockholders' equity	25,568	23,627
Less: Unrealized investment gains (losses), net of related offsets and income tax	(15,614)	(19,402)
Deferred gains (losses) on derivatives, net of income tax	(1,588)	370
Future policy benefits discount rate remeasurement gain (losses), net of income tax	6,871	6,529
Market risk benefits instrument-specific credit risk remeasurement gains (losses), net of income tax	(97)	(71)
Defined benefit plans adjustment, net of income tax	(1,393)	(1,442)
Estimated fair value of certain ceded reinsurance-related embedded derivatives, net of income tax	(8)	(129)
Total MetLife, Inc.'s adjusted common stockholders' equity	37,397	37,772
Less: Accumulated year-to-date total notable items, net of income tax	(43)	26
Total MetLife, Inc.'s adjusted common stockholders' equity, excluding total notable items	$37,440	$37,746

	December 31,
Book Value (2)	2025	2024
Book value per common share	39.02	34.28
Less: Unrealized investment gains (losses), net of related offsets and income tax	(23.83)	(28.15)
Deferred gains (losses) on derivatives, net of income tax	(2.42)	0.54
Future policy benefits discount rate remeasurement gain (losses), net of income tax	10.49	9.46
Market risk benefits instrument-specific credit risk remeasurement gains (losses), net of income tax	(0.15)	(0.10)
Defined benefit plans adjustment, net of income tax	(2.13)	(2.09)
Estimated fair value of certain ceded reinsurance-related embedded derivatives, net of income tax	(0.01)	(0.19)
Adjusted book value per common share	$57.07	$54.81

Common shares outstanding, end of period (3)	655.3	689.2

	For the Three Months Ended		For the Year Ended
	December 31, (4)		December 31,
Return on Equity	2025	2024	2025	2024
Return on MetLife, Inc.'s:
Common stockholders' equity	12.0%	19.6%	12.9%	16.9%

Adjusted return on MetLife, Inc.'s:
Adjusted common stockholders' equity	17.6%	15.4%	15.9%	15.2%
Adjusted common stockholders' equity, excluding total notable items	18.3%	15.3%	16.0%	15.2%

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
Average Common Stockholders' Equity	2025	2024	2025	2024
Average common stockholders' equity	$25,841	$25,347	$24,570	$25,008
Average adjusted common stockholders' equity	$37,385	$37,867	$37,415	$38,084
Average adjusted common stockholders' equity, excluding total notable items	$37,398	$37,846	$37,420	$38,076

See footnotes on last page.

MetLife, Inc.
Adjusted Earnings Available to Common Shareholders
(In millions)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2025	2024	2025	2024

Group Benefits (5):

Adjusted earnings available to common shareholders	$465	$416	$1,692	$1,606
Less: Total notable items	—	—	(2)	(58)
Adjusted earnings available to common shareholders, excluding total notable items	$465	$416	$1,694	$1,664

Adjusted premiums, fees and other revenues	$6,287	$6,184	$25,469	$24,870

RIS (5):

Adjusted earnings available to common shareholders	$454	$386	$1,671	$1,667
Less: Total notable items	—	—	13	104
Adjusted earnings available to common shareholders, excluding total notable items	$454	$386	$1,658	$1,563

Adjusted premiums, fees and other revenues	$7,209	$3,620	$12,262	$8,594
Less: PRT	5,775	2,593	7,569	4,849
Adjusted premiums, fees and other revenues, excluding PRT	$1,434	$1,027	$4,693	$3,745

Asia:

Adjusted earnings available to common shareholders	$444	$443	$1,702	$1,621
Less: Total notable items	—	—	70	(41)
Adjusted earnings available to common shareholders, excluding total notable items	$444	$443	$1,632	$1,662

Adjusted earnings available to common shareholders on a constant currency basis	$444	$440	$1,702	$1,605
Adjusted earnings available to common shareholders, excluding total notable items, on a constant currency basis	$444	$440	$1,632	$1,646

Adjusted premiums, fees and other revenues	$1,671	$1,635	$6,768	$6,757
Adjusted premiums, fees and other revenues, on a constant currency basis	$1,671	$1,615	$6,768	$6,723

Latin America:

Adjusted earnings available to common shareholders	$198	$201	$798	$881
Less: Total notable items	(29)	—	(104)	4
Adjusted earnings available to common shareholders, excluding total notable items	$227	$201	$902	$877

Adjusted earnings available to common shareholders on a constant currency basis	$198	$218	$798	$846
Adjusted earnings available to common shareholders, excluding total notable items, on a constant currency basis	$227	$218	$902	$842

Adjusted premiums, fees and other revenues	$1,796	$1,438	$6,606	$5,936
Adjusted premiums, fees and other revenues, on a constant currency basis	$1,796	$1,545	$6,606	$5,751

See footnotes on last page.

MetLife, Inc.
Adjusted Earnings Available to Common Shareholders (Continued)
(In millions)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2025	2024	2025	2024

EMEA:

Adjusted earnings available to common shareholders	$97	$59	$367	$283
Less: Total notable items	—	—	(1)	(5)
Adjusted earnings available to common shareholders, excluding total notable items	$97	$59	$368	$288

Adjusted earnings available to common shareholders on a constant currency basis	$97	$59	$367	$280
Adjusted earnings available to common shareholders, excluding total notable items, on a constant currency basis	$97	$59	$368	$285

Adjusted premiums, fees and other revenues	$787	$652	$2,901	$2,548
Adjusted premiums, fees and other revenues, on a constant currency basis	$787	$673	$2,901	$2,566

MIM (5):

Adjusted earnings available to common shareholders	$60	$16	$200	$55
Less: Total notable items	—	—	—	—
Adjusted earnings available to common shareholders, excluding total notable items	$60	$16	$200	$55

Corporate & Other (5):

Adjusted earnings available to common shareholders	$(70)	$(62)	$(487)	$(317)
Less: Total notable items	(32)	10	(19)	22
Adjusted earnings available to common shareholders, excluding total notable items	$(38)	$(72)	$(468)	$(339)

Adjusted premiums, fees and other revenues	$625	$727	$2,470	$2,956

See footnotes on last page.

MetLife, Inc.

	For the Three Months Ended				For the Year Ended
	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025	December 31, 2025	December 31, 2025
Variable investment income (post-tax, in millions) (6)						Assets ($ in billions)
Group Benefits	$3	$3	$5	$13	$24	$0.2
RIS	99	60	146	135	440	5.5
Asia	94	64	139	145	442	8.4
Latin America	3	7	2	6	18	0.3
EMEA	—	—	—	1	1	—
MIM	—	—	—	—	—	—
Corporate & Other	59	20	90	93	262	4.5
Total	$258	$154	$382	$393	$1,187	$18.9

See footnotes on last page.

Condensed Reconciliation of Net Cash Provided by Operating Activities of MetLife, Inc.
to Free Cash Flow of All Holding Companies
(In billions, except ratios)

	For the Year Ended December 31,
	2025	2024

MetLife, Inc. (parent company only) net cash provided by operating activities	$2.8	$4.7
Adjustments from net cash provided by operating activities to free cash flow:
Add: Incremental debt to be at or below target leverage ratios	0.4	—
Add: Adjustments from net cash provided by operating activities to free cash flow (7)	0.5	(0.1)
MetLife, Inc. (parent company only) free cash flow	3.7	4.6
Other MetLife, Inc. holding companies free cash flow (8)	1.2	—
Free cash flow of all holding companies	$4.9	$4.6

Ratio of net cash provided by operating activities to consolidated net income (loss) available to MetLife, Inc.'s common shareholders:
MetLife, Inc. (parent company only) net cash provided by operating activities	$2.8	$4.7
Consolidated net income (loss) available to MetLife, Inc.'s common shareholders	$3.2	$4.2
Ratio of net cash provided by operating activities (parent company only) to consolidated net income (loss) available to MetLife, Inc.'s common shareholders (9)	90%	112%

Ratio of free cash flow to adjusted earnings available to common shareholders:
Free cash flow of all holding companies (10)	$4.9	$4.6
Consolidated adjusted earnings available to common shareholders (10)	$5.9	$5.8
Ratio of free cash flow of all holding companies to consolidated adjusted earnings available to common shareholders (10)	82%	79%

See footnotes on last page.

MetLife, Inc.

December 31, 2025
Cash & Capital (11), (12), (13) (in billions)
Holding Companies Cash & Liquid Assets	$3.6

Footnotes

(1)
Adjusted earnings available to common shareholders, excluding total notable items, per diluted common share is calculated on a standalone basis and may not equal (i) adjusted earnings available to common shareholders per diluted common share, less (ii) total notable items per diluted common share.

(2)	Book values exclude $2,830 million and $3,818 million of equity related to preferred stock at December 31, 2025 and December 31, 2024, respectively.

(3)
There were share repurchases of approximately $0.4 billion and $2.9 billion for the three months and year ended December 31, 2025, respectively.
There were share repurchases of approximately $200 million in January 2026.

(4)	Annualized using quarter-to-date results.

(5)	Results on a constant currency basis are not included as constant currency impact is not significant.

(6)	Assumes a 21% tax rate.

(7)
Adjustments include: (i) capital contributions to subsidiaries; (ii) returns of capital from subsidiaries; (iii) repayments (issuances) of loans to subsidiaries, net; and (iv) investment portfolio and derivative changes and other, net.

(8)
Components include: (i) dividends and returns of capital from subsidiaries; (ii) capital contributions to subsidiaries; (iii) repayments (issuances) of loans to subsidiaries, net; (iv) other expenses; (v) dividends and returns of capital to MetLife, Inc. and (vi) investment portfolio and derivative changes and other, net.

(9)
Including the free cash flow of other MetLife, Inc. holding companies of $1.2 billion and $0 for the years ended December 31, 2025 and 2024, respectively, in the numerator of the ratio, this ratio, as adjusted, would be 126% and 112%, respectively.

(10)
i) Consolidated adjusted earnings available to common shareholders for the year ended December 31, 2025, was negatively impacted by notable items, primarily related to tax adjustments of ($0.1) billion, net of income tax, and litigation reserves and settlement costs of ($0.03) billion, net of income tax, offset by actuarial assumption review and other insurance adjustments of $0.09 billion, net of income tax. Excluding these notable items from the denominator of the ratio, the adjusted free cash flow ratio for 2025, would be 82%.
ii) Consolidated adjusted earnings available to common shareholders for the year ended December 31, 2024, was positively impacted by notable items, primarily related to tax adjustments of $0.1 billion, net of income tax, and actuarial assumption review and other insurance adjustments of
$0.02 billion, net of income tax, offset by litigation reserves and settlement costs of ($0.05) billion, net of income tax. Excluding these notable items from the denominator of the ratio, the adjusted free cash flow ratio for 2024, would be 79%.

(11)
The 2025 combined U.S. risk based capital (RBC) ratio is estimated to be above MetLife's 360% target on an NAIC basis. This ratio includes
MetLife, Inc.'s principal U.S. insurance subsidiaries, excluding American Life Insurance Company. MetLife calculates RBC annually as of
December 31 and, accordingly, the calculation does not reflect conditions and factors occurring after the year end.

(12)
The total U.S. statutory adjusted capital, on a National Association of Insurance Commissioners basis, is expected to be approximately $17.2 billion at December 31, 2025, up 1%  from $17.1 billion at September 30, 2025. This balance includes MetLife, Inc.'s principal U.S. insurance subsidiaries, excluding American Life Insurance Company.

(13)	The expected Japan solvency margin ratio at December 31, 2025 is approximately 770%.